Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form F-3 of our report dated February 22, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in HSBC Holdings plc’s Annual Report on Form 20-F for the year ended December 31, 2015. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Pre-Effective Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

April 21, 2016